Exhibit 99.2

CONTACTS: SOLERA NATIONAL BANCORP, INC. ROBERT J. FENTON, EVP & CFO (303) 202-0933
News Release

Solera National Bancorp Amends Annual Meeting Procedures

LAKEWOOD, CO - July 31, 2013 -- Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, today announced its Board of Directors unanimously voted to amend its bylaws to improve its shareholder meeting procedures.
“The technical changes to our bylaws are designed to assure that all shareholders are treated in a fair and equitable manner, and that our Board is in a position to represent all of our shareholders in a thoughtful and deliberate manner,” said Ronald E. Montoya, Chairman. “We have built a robust platform for growth and believe that strong corporate governance is important for preserving and enhancing the value of our franchise.”

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007. Solera National Bank is a high-touch, high-tech community bank with a specialized focus on serving and supporting small to medium-sized businesses, minorities, particularly the Hispanic market, professionals, non-profits and emerging markets who share an interest in working together through mutual respect and inclusiveness to grow the Colorado economy. Solera prides itself in embracing these communities, one individual, one family, one business at a time. For more information, visit http://www.solerabank.com.